Exhibit 99.1

FOR IMMEDIATE RELEASE
10:00 AM PT, October 8, 2004

Heritage Oaks Bancorp Announces Increased Quarterly Earnings

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the “Company”) announced the results of operations through the end of the third quarter September 30, 2004 for the Company and its subsidiary, Heritage Oaks Bank (“Heritage”). Mr. Ward stated "for the three and nine months ending September 30, 2004, the Company reported earnings of $1.2 million and $3.2 million, respectively compared to $916 thousand and $2.67 million, respectively, for the same period in 2003. This represents an improvement of approximately 30% and 23%, respectively for the three and six months ending September 30, 2004 over the same period in 2003. On a fully diluted basis, earnings per share for the three months ending September 30, 2004 were $.29 compared to $.28 for the same period in 2003. On a fully diluted basis, earnings per share for the nine months ending September 30, 2004 were $.79 compared to $.79 for the same period in 2003.”

Mr. Ward went on to say, “we are very pleased that the Company’s acquisition of Hacienda Bank, completed in October 2003, became accretive to diluted EPS during the second and third quarter of 2004.”

Below is a summary un-audited balance sheet for the periods ending September 30: (amounts in thousands)

	2004	2003
Total Assets	$460,594	$332,059
Loans, net of reserves	$308,886	$214,844
Deposits	$384,873	$270,289
Equity Capital	$35,901	$22,381

Below is a summary un-audited income statement for the three months ending September 30: (amounts in thousands)

	2004	2003
Net Interest Income	$5,051	$3,581
Non-Interest Income	$1,071	$ 980
Non-Interest Expense	$4,124	$3,013
Income Tax Expense	$ 730	$ 557
Net After Tax Income	$1,193	$ 916

Below is a summary un-audited income statement for the nine months ending September 30: (amounts in thousands)

	2004	2003
Net Interest Income	$14,504	$10,529
Non-Interest Income	$3,293	$2,809
Non-Interest Expense	$12,359	$8,862
Income Tax Expense	$1,927	$1,531
Net After Tax Income	$3,231	$2,620

As previously announced, on September 22, 2004, the Company’s application to be listed on the Nasdaq SmallCap Market had been approved. Trading under the symbol of HEOP commenced on September 27, 2004. Information regarding Heritage Oaks Bancorp stock may be acquired using the trading symbol of HEOP or accessed on line at www.heritageoaksbancorp.com. Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Co at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Sandler O’Neill & Partners, L.P. at 1-800-635-6860 or by Contacting Tana Eade VP, Shareholder Relations Officer at Heritage Oaks Bank.

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. Statements concerning the expected prospects for the transaction, the accretive nature of the transaction, future developments or events, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations. These factors include, but are not limited to, regulatory reviews and approvals, competition in the financial services markets for deposits, loans, and other financial services, retention of business, the ability to realize various cost saving measures, and general economic conditions. The forward looking statements should be considered in the context of these and other risk factors disclosed in Heritage Oaks Bancorp’s filings with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of an unanticipated event.
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